Exhibit 16.1

May 13, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the Form 8-K dated May 13, 2025, of Tvardi Therapeutics, Inc. and are in agreement with the statements contained in Item 4.01(a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

Ernst & Young LLP

Stamford, Connecticut